Exhibit 10.69

The Bank of New York Mellon Corporation
Defined Contribution
IRC SECTION 401(a)(17)
PLAN

Amended and Restated
Effective as of July 1, 2015

US_ACTIVE-107232587.6

PURPOSE
The purpose of The Bank of New York Mellon Corporation Defined Contribution IRC Section 401(a)(17) Plan (the “Plan”) is to provide deferred compensation on an unfunded basis for a select group of management or highly compensated employees. The deferred compensation provided hereunder is intended to supplement the benefits provided under The Bank of New York Mellon Corporation 401(k) Savings Plan (the “401(k) Plan”) to such employees whose Retirement Contributions under the 401(k) Plan are limited due to the dollar maximums imposed on “qualified” plans by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”).
The Corporation hereby declares that its intention that the Plan be operated in compliance with the American Jobs Creation Act of 2004 and Section 409A of the Code. It is also the intention of the Corporation that the Plan be an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and that the Plan be the type of plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of Title I of ERISA. The Benefits Administration Committee (“Committee”) or a successor committee designated by the Corporation shall be the administrator responsible for fulfilling the duties and responsibilities imposed upon “administrators” of plans subject to Parts 1 and 5 of Title 1 of ERISA.
The Plan was originally effective December 20, 2012. The Plan is being amended and restated effective as of July 1, 2015 to reflect the expansion of eligibility for the Retirement Contribution to all participants adversely affected by the cessation of accruals under The Bank of New York Mellon Corporation Pension (“Pension Plan”) as of June 30, 2015 and the calculation of the Supplemental Retirement Contribution to be provided to such participants hereunder for the six month period July 1 through December 31, 2015; which period represents their initial period of eligibility under the Plan.

1.00	DEFINITIONS
The following terms shall have the meanings ascribed to them in this Section. Capitalized terms used in this Plan which are not otherwise defined in this Section 1.00 shall have the meanings ascribed to them in the 401(k) Plan to which this Plan relates.
1.01     “Beneficiary” shall have the same meaning as defined in Article I, Definitions, of the 401(k) Plan, as such definition may be amended from time to time and shall mean the same person or persons designated or deemed designated as the Participant’s Beneficiary under the 401(k) Plan.
1.02     “Corporation” means The Bank of New York Mellon Corporation and the sponsor of this Plan.
1.03    “Deemed Deposit Date” shall mean the recordkeeping date as of which a Supplemental Retirement Contribution is deemed credited to an Eligible Employee’s Notional Account. Unless otherwise provided herein or by the Corporation, the Deemed Deposit Date for any Plan Year shall mean the date as of which Retirement Contributions are made to the 401(k)

Plan for the same Plan Year; which date will generally occur in the first quarter of the Plan Year following the Plan Year to which the Retirement Contribution relates.
1.04    “Disability” or “Disabled” means where, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twenty-four (24) months, either: (a) the Participant is unable to engage in any substantial gainful activity or (b) the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of his or her employer; in each instance as determined by the Committee, in accordance with Section 409A(a)(2)(C) of the Code and Regulation Section 1.409A-3(g)(4) promulgated thereunder, on the basis of written information supplied by the Participant.
1.05     “Effective Date” of this Plan shall be the date of its adoption as evidenced by the execution date of this Plan document.
1.06    “Eligible Compensation” shall have the same meaning as defined in Article I, Definitions, of the 401(k) Plan, as such definition may be amended from time to time; provided however; that, for purposes of this Plan, such Eligible Compensation in excess of 401(a)(17) Limit shall NOT be disregarded.
1.07    “Eligible Employee” shall be determined each Plan Year and shall mean any person eligible to receive an allocation of the Retirement Contribution provided under Article III, Contributions and Vesting, of the 401(k) Plan, with respect to such Plan Year.
1.08    “Employer” shall mean the Corporation and each entity controlled, directly or indirectly, by the Corporation.
1.09     “401(a)(17) Limit” means the compensation limit described in Code Section 401(a)(17) in effect for such Plan Year.
1.10    “401(k) Plan” means The Bank of New York Mellon Corporation 401(k) Savings Plan as amended and restated effective as of January 1, 2011, as amended.
1.11     “Notional Account” means the recordkeeping device used by the Corporation to account for the notional amounts to be credited to the Participant under the Plan as described in Section 3.02.
1.12    “Notional Investment Options” except as otherwise determined by the BIC, means those certain investment options – other than the option to invest in securities of the Corporation – available as of any time of reference under the 401(k) Plan (excluding any such options which may only be invested in through the so-called “self-directed account” feature) which will be used to determine the notional earnings and losses to be credited to a Participant’s Notional Account. To the extent not already provided to Participants as a result of their being eligible to participate in the 401(k) Plan, the Committee shall provide Participants with a description of the Notional Investment Options available hereunder from time to time.

1.13    “Participant” means any Eligible Employee eligible to receive a contribution with respect to any Plan Year in accordance with the provisions of Article II and/or who is credited with a Notional Account under the Plan.
1.14    “Plan” means this The Bank of New York Mellon Corporation Defined Contribution IRC Section 401(a)(17) Plan.
1.15     “Plan Year” means the calendar year.
1.16    “Retirement” means the Participant’s Separation from Service, other than by reason of death, on or after the date (“Retirement Date”) on which the Participant has attained age sixty-five (65).
1.17    “Retirement Contributions” means those certain Employer Retirement Contributions described in Article III, Contributions and Vesting, of the 401(k) Plan, as such definition may be amended from time to time.
1.18     “Service” and “Years of Service” shall have the same meaning – and be calculated in the same manner – as service and years of service are defined and calculated under Article I, Definitions, of the 401(k) Plan, as such definition and calculation methods may be amended from time to time.
1.19     “Valuation Date” means the last day of each month, or such other dates as the Committee may determine in its discretion; which may be either more or less frequent, for the valuation of Participants’ Notional Accounts.

2.00	ELIGIBILITY TO RECEIVE SUPPLEMENTAL RETIREMENT CONTRIBUTION
(a)    Effective as of the Effective Date, all Eligible Employees who are credited with a Retirement Contribution under the 401(k) Plan for any Plan Year beginning before or after the Effective Date shall be eligible to receive a Supplemental Retirement Contribution corresponding to the same Plan Year to which the Retirement Contribution relates.
(b)    Each Eligible Employee described in (a) shall have a Supplemental Retirement Contribution allocated to the Eligible Employee’s Notional Account under this Plan as of the Deemed Deposit Date which corresponds to the date the related Retirement Contribution was credited to the Eligible Employee under the 401(k) Plan for the same Plan Year.

3.00	SUPPLEMENTAL RETIREMENT CONTRIBUTION
3.01    Amount of Supplemental Retirement Contribution
(a)    General Rule. Subject to (b), in respect of each Eligible Employee for any Plan Year the Corporation agrees to credit to the Participant’s Notional Account a notional amount (the “Supplemental Retirement Contribution”) for such Plan Year equal to:

(i)    The maximum Retirement Contribution to which the Participant would have been entitled under the 401(k) Plan for the same Plan Year but for the application of the 401(a)(17) Limit.
LESS:
(ii)    The actual Retirement Contribution credited to the Participant under the 401(k) Plan.
(b)    Special Rule for 2015 Plan Year. Notwithstanding anything in (a) to the contrary, solely for purposes of determining what portion, if any, of the Eligible Compensation of Participants who were eligible to accrue a benefit under the BNY Mellon Pension Plan through the close of business on June 30, 2015 (“Pension Eligible Participants”) is in excess of the limit in effect under Code Section 401(a)(17) for such 2015 Plan Year ($265,000) for the period July 1, 2015 through December 31, 2015 – and, as such, eligible to be taken into account for purposes of determining the amount of such Pension Eligible Participant’s Supplemental Retirement Contribution hereunder for such period – Eligible Compensation of Pension Eligible Participants shall be deemed to include only such Compensation earned during the period July 1, 2015 through December 31, 2015 regardless of whether a portion of such Participants compensation for the period January 1, 2015 through June 30, 2015 was in excess of the Code Section 401(a)(17) limit. By way of example, if a Pension Eligible Participant earned $300,000 of Eligible Compensation for the period January 1, 2015 through June 30, 2015 and $300,000 for the period July 1, 2015 through December 31, 2015, his or her Supplemental Retirement Contribution hereunder would equal $6,000 ($300,000 x 2%) and he or she would not be entitled to a Supplemental Retirement Contribution on the $35,000 by which his or her Eligible Compensation earned during the period January 1, 2015 through June 30, 2015 exceeded the $265,000 Code Section 401(a)(17) limit in effect for Plan Year 2015.
(c)    No Supplemental Retirement Contribution will be credited to the Participant’s Notional Account for any Plan Year for which a Retirement Contribution was not made on behalf of the Participant under the 401(k) Plan.
3.02    Establishment of Notional Accounts.
“Notional Account” means the record-keeping device used by the Corporation to measure and determine the amounts to be paid to a Participant under the Plan. Separate Notional Accounts will be established for each Participant and as may be otherwise required. Notional Accounts shall be deemed to be credited with Notional gains or losses as provided in Section 3.06 from the date a Supplemental Retirement Contribution is credited in accordance with Section 3.03 through the Valuation Date.
3.03    Crediting of Supplemental Retirement Contributions; Earnings and Taxes
The Supplemental Retirement Contribution to which a Participant is entitled shall be credited to the Participant’s Notional Accounts as of the Deemed Deposit Date. To the extent the Supplemental Retirement Contribution is not credited on the same date as the Retirement Contribution to which it relates, it shall be adjusted to reflect earnings and losses based on the

Notional Investment Options elected (or deemed elected) for the period beginning on the Deemed Deposit Date and ending on the crediting date. Any withholding of taxes or other amounts with respect to deferred compensation that is elected by the Participant and/or required by Federal, state or local law on account of such deemed crediting shall be withheld from the Participant’s Eligible Compensation and no amounts shall be withheld from the Supplemental Retirement Contribution deemed credited to the Participant hereunder.
3.04    Investment of Notional Account.
(a)    Amounts Subject to Participant Direction. Subject to (b), all amounts credited to a Participant’s Notional Account shall be notionally invested at the direction (or deemed direction) of the Participant in one (1) or more of the Notional Investment Options. Except as otherwise provided in (b) with respect to a Participant’s initial investment election, Participant investment elections under the 401(k) Plan shall not be applied to the corresponding Notional Investment Options under this Plan.
(b)    Initial Investments. Until such time as a Participant makes his investment elections on a form provided by or acceptable to the Plan Manager, such Participant’s Notional Account shall be notionally invested in the same Notional Investment Options as are the Participant’s Retirement Contributions actually invested under the 401(k) Plan determined as of the date the Participant first became a Participant under this Plan; provided, however, that to the extent any such Participant’s Retirement Contributions are invested through the Self-Directed Account or in the Employer Stock Fund, the portion of the Participant’s Notional Account that would otherwise be invested in such options shall be notionally invested in the Notional Investment Option which corresponds to the Qualified Default Investment Option under the 401(k) Plan; provided, further, that to the extent any such Participant has no investment elections in effect under the 401(k) Plan, the Participant’s entire Notional Account shall be invested in the Notional Investment Option which corresponds to such Qualified Default Investment Option (collectively, the “Default Investments”). By way of clarification and not limitation, a Participant’s Default Investments will not be affected by any election to change his or her separate investment elections under the 401(k) until such time, if ever, as the Participant makes an affirmative election to change his or her Default Investments under this Plan in accordance with Section 3.04(c).
(c)    Change in Investment Elections. A Participant may elect to change the manner in which: (i) future Supplemental Retirement Contributions and/or (ii) amounts previously credited to the Participant’s Notional Account; are notionally invested by timely submitting the change to the Plan Manager on a form provided by or acceptable to the Plan Manager. Such changes may be made daily in accordance with the administrative rules established by the Plan Manager and, to the extent administratively practicable, shall be effective as of the Market Close on the Trade Date as such terms are defined in Article IV, Investment and Valuation of Accounts, of the 401(k) Plan.
(d)    Limitations on Investments. Notwithstanding anything contained in this Plan to the contrary, a Participant’s investment directions with respect to Notional Investment Options shall be subject to the same suspensions, limitations, terminations or restrictions applicable to similar actual investment directions under the 401(k) Plan; including, by way of illustration and not limitation, suspensions, limitations, terminations or restrictions which: (i) limit the number of investment directions to a particular Notional Investment Option over a stated period of time; (ii) establish daily trading deadlines for receipt of Participant directions to a particular Notional Investment Option (or all Notional Investment Options) earlier than the deadline applicable to investment directions to other Notional Investment Options under the Plan or to the deadline applicable to the trading in the Notional Investment Option outside the Plan; (iii) impose fees, payable by the Participant to the affected Notional Investment Option, on redemptions of investments in a particular option which occur within a stated period of time; (iv) require the temporary or permanent manual processing of investment directions of Participants determined to have violated any established and communicated trading restriction or limitation; and (v) require the temporary or permanent termination of a Participant's entitlement to make investments in a particular Notional Investment Option.
3.05    Valuation of Notional Investment Options.
A Participant’s interest in each Notional Investment Option shall be represented by “shares” of participation. The value of each Notional Investment Option and the net asset value of a share in each Notional Investment Option shall be determined in the same manner as such option and share values are determined for the corresponding investment options under the 401(k) Plan. The Plan Manager shall be entitled to rely on such valuations of any Notional Investment Options provided by an investment manager, the sponsor of an investment fund included within the Notional Investment Options or any other person, provided that such reliance is consistent with the provisions of applicable law.
3.06    Valuation of Notional Accounts.
A Participant’s Notional Account reflects his interest in each Notional Investment Option. After determining the share values of each Notional Investment Option in accordance with Section 3.05, each Notional Investment Option held in the Participant’s Notional Account shall be: (a) credited with shares to reflect the sum of any Supplemental Retirement Contributions, dividends, fund transfers or other increments invested in such Option and (b) debited with shares to reflect the sum of any forfeitures, fund transfers, or other decrements to such Option; since the prior Valuation Date. All such credits and debits shall be made in accordance with the procedures set forth in Article IV, Investment and Valuation of Accounts, of the 401(k) Plan. The value of a Participant’s Notional Account as of any time of reference shall be the aggregate value of the shares of such Notional Investment Options so credited to the Participant’s Account.
3.07    Vesting of Notional Accounts.
A Participant’s interest in amounts credited to his Notional Account shall fully vest upon the Participant’s completion of three (3) Years of Service; provided, however, that such Participant shall become fully vested with respect to such amounts if, while an employee of the Corporation, he attains his Retirement Date, incurs a Disability, or dies. For purposes of determining Years of Service under the preceding sentence, if a Participant who is not vested in his Notional Account incurs a Break in Service and he is later reemployed as an employee, the Service to which he was entitled before the Break in Service shall be restored to him effective as of his Employment Commencement Date. If a Participant who is not vested in his Notional Account terminates employment with the Corporation and is not later reemployed as an employee, his Notional Account shall be forfeited as of the Valuation Date which coincides with or next follows the date on which the Participant incurs five (5) consecutive one (1) year Breaks in Service (as defined in Article I, Definitions, of the 401(k) Plan). If, after the Participant's termination of employment from all members of the Controlled Group, the Participant receives a distribution of the entire vested portion of his Accrued Benefit and he is later reemployed prior to incurring five (5) consecutive one (1) year Breaks in Service, any forfeited amount of his Notional Account shall be restored.
3.08    Statement of Notional Account.
The Corporation shall submit to each Participant periodic statements setting forth the balance to the credit of the Notional Account maintained for the Participant.
3.09    Payment of Notional Account
(a)    Payment Events. A Participant’s Notional Account shall become payable upon the first to occur of a Participant’s Retirement, death, Disability or other Separation from Service from the Corporation and all members of the Controlled Group and without regard to whether the Participant elects to commence his benefit under the 401(k) Plan. By way of clarification and not limitation, a Participant’s Notional Account shall not be available for loans, hardship withdrawals or any other form of withdrawal or distribution not described in the prior sentence.
(b)    Form of Payment. A Participant’s Notional Account shall be paid in the form of single lump sum payment.
(c)    Time of Payment. Subject to (d), a Participant’s Notional Account shall be paid as soon as administratively possible on or after the first day of the month following the occurrence of a payment event described in (a); provided, however, that such Account shall be paid in the same taxable year if the payment event occurs prior to December 1st.
(d)    Compliance of Plan with Section 409A. Notwithstanding anything to the contrary in (c) or in any other provision of this Plan, if a Participant is a “specified employee” as determined pursuant to Section 409A of the Code (“Section 409A”) as of the date of such Participant’s “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any payment of a Participant’s Notional Account under this Plan both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then any such payment that is payable during the first six months following the Participant’s “separation from service” shall be paid or provided to the Participant in a cash lump-sum as soon as administratively possible on or after the first business day of the seventh calendar month following the month in which the Participant’s “separation from service” occurs or, if earlier, at the Participant’s death.

(e)    Value of Notional Account. The value of a Participant’s Notional Account to be distributed in accordance with this Section 3.09 shall be determined as of the Valuation immediately preceding the payment date determined in accordance with this Section.
(f)    Source of Payment. The Corporation shall make any and all distributions pursuant to this Plan in cash out of its general assets.
(g)    Withholding and Payroll Taxes. The Corporation shall withhold from payments made hereunder any taxes required to be withheld from such payments under Federal, state or local law.
(h)    No Acceleration. To assure avoidance of payment acceleration which would be impermissible and subject to penalty under Code Section 409A, when payment is to be made in or for a particular month, payment cannot be made earlier than that month.

4.00	AMENDMENT AND TERMINATION
4.01    Amendment.
The Corporation shall have the right to amend this Plan at any time; provided, however, that no amendment shall directly or indirectly deprive any Participant or Beneficiary of the amount accrued to the Participant’s Notional Account as of the date of the amendment. Notwithstanding anything in the preceding sentence to the contrary, the Committee shall have the power to amend the Plan to the extent authorized by Section 8.02.
4.02    Termination.
The Corporation shall have the right to partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuation of the Plan or potential payments thereunder would not be in the best interests of the Corporation. The Corporation may also determine to provide for payouts to Participants in connection with such partial or complete termination, provided such payouts are consistent with Code Section 409A.

5.00	SPENDTHRIFT PROVISIONS
The Corporation shall, except as otherwise provided hereunder, pay all amounts payable hereunder only to the person or persons entitled thereto hereunder, and all such payments shall be made directly into the hands of each such person or persons and not into the hands of any other person or corporation whatsoever, so that said payments may not be liable for the debts, contracts or engagements of any such designated person or persons, or taken in execution by attachment or garnishment or by any other legal or equitable proceedings, nor shall any such designated person or persons have any right to alienate, arbitrate, execute, pledge, encumber, or assign any such payments or the benefits or proceeds thereof. If the person entitled to receive payment be a minor, or a person of unsound mind, whether or not adjudicated incompetent, the Corporation, upon direction of the Committee, may make such payments to such person or persons, corporation or corporations as may be, or be acting as, parent or legal or natural guardian of such minor or person of unsound mind. The signed receipt of such person or corporation shall be a full and complete discharge to the Corporation for any such payments. Notwithstanding the foregoing, the Committee may assign and/or accelerate the payment of a Participant’s vested Notional Account balance to an individual other than the Participant as may be necessary to comply with a “qualified domestic relations order” as defined by and under the terms provided in Code Section 414(p), Code Section 409A and other applicable authorities.

6.00	BENEFITS UNFUNDED
The Corporation shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation or the Committee may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Corporation’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Corporation shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Corporation.

7.00	MISCELLANEOUS
7.01    Applicable Law
This Plan shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the laws of the State of New York shall have been specifically preempted by federal law.
7.02    Liability of Employees, Officers and Directors of the Corporation
No past, present or future employees, officers or directors of the Corporation shall be personally liable to any Participant, beneficiary or other person under any provision of this Plan.
7.03    Ineligible Participant
Notwithstanding any other provisions of this Plan to the contrary, if any Participant is determined not to be a “management or highly compensated employee” within the meaning of ERISA or regulations thereunder with respect to any Plan Year, then such Participant will not be eligible to receive a Supplemental Retirement Contribution under this Plan for any such Plan Year.
7.04    General Condition
Nothing contained herein shall be deemed to give any Participant or the Participant’s surviving spouse or beneficiary any interest in this Plan or in any other specific property of the Corporation or any right except to receive such distributions as are expressly provided for in this Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Corporation or any of its affiliates.
7.05    Forfeitures to the Corporation

In case the Corporation is unable within three (3) years after payment is due to a Participant, or within three (3) years after payment is due to the Beneficiary or estate of a deceased Participant, to make such payment to him or her or his or her Beneficiary, executor or administrator because it cannot ascertain his or her whereabouts or the identity or whereabouts of his or her Beneficiary, executor or administrator by mailing to the last known address shown on the Employer’s or the Corporation’s records, and neither he, his or her Beneficiary, nor his or her executor or administrator had made written claim therefore before the expiration of the aforesaid time limit, then in such case, the amount due shall be forfeited to the Corporation.
7.06    Corporate Successors
The Plan shall not be automatically terminated by a transfer or sale of assets of the Corporation or by the merger or consolidation of the Corporation into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity, agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 4.00.

8.00	ADMINISTRATION
8.01    Administrator.
Except as hereinafter provided, the Committee shall be responsible for the administrative responsibilities hereinafter described with respect to the Plan. Whenever any action is required or permitted to be taken in the administration of the Plan, the Committee shall take such action unless the Committee’s power is expressly limited herein or by operation of law. The Committee shall be the Plan “Administrator” (as such term is defined in Section 3(16)(A) of ERISA). The Committee may delegate its duties and responsibilities as it, in its sole discretion, deems necessary or appropriate to the execution of such duties and responsibilities. The Committee as a whole or any of its members may serve in more than one capacity with respect to the Plan.

8.02    Powers and Duties.
The Committee, or its delegates, shall maintain and keep (or cause to be maintained and kept) such records as are necessary for the efficient operation of the Plan or as may be required by any applicable law, regulation, or ruling and shall provide for the preparation and filing of such forms, reports, information, and documents as may be required to be filed with any governmental agency or department and with the Plan’s Participants and/or other Beneficiaries.
Except to the extent expressly reserved to the Corporation or an Employer, the Committee shall have all powers necessary to carry out the administrative provisions of the Plan and to satisfy the requirements of any applicable law or laws. These powers shall include, by way of illustration and not limitation, the exclusive powers and discretionary authority necessary those duties and responsibilities described in “The Bank of New York Mellon Benefits Administrative Committee Charter and Summary of Operations” approved by the Appointing and Monitoring Committee July 21, 2008 and adopted by the Committee on October 16, 2008, as may be amended from time to time (the “BAC Charter”).
Without intending to limit the generality of the foregoing, the Committee shall have the power to amend the Plan, in whole or in part, in order to comply with applicable law; provided, however, that no such amendment may increase the duties and obligations of any Employer without the consent of the affected Employer(s).
8.03    Procedures.
The Committee shall be organized and conduct its business with respect to the Plan in accordance with the organizational and procedural rules set forth in the BAC Charter.
Notwithstanding the foregoing, if any member of the Committee shall be a Participant hereunder, then in any matters affecting any member of the Committee in his or her individual capacity as a Participant hereunder, separate and apart from his or her status as a member of the group of Participants, such interested member shall have no authority to vote in the determination of such matters as a member of the Committee, but the Committee shall determine such matter as if said interested member were not a member of the Committee; provided, however, that this shall not be deemed to take from said interested member any of his or her rights hereunder as a Participant.
8.04    Establishment of Rules.
The Committee shall have specific authority in its sole discretion to construe and interpret the terms of the Plan related to its powers and duties, and to the extent that the terms of the Plan are incomplete, the Committee shall have authority to establish such rules or regulations related to its powers and duties as it may deem necessary and proper to carry out the intent of the Corporation as to the purposes of the Plan.
8.05    Limitation of Liability.
The members of the Committee, and any officer, employee, or agent of the Corporation or any Employer, shall not incur any liability individually or on behalf of any other individuals or on behalf of the Corporation or any Employer for any act, or failure to act, made in good faith in relation to the Plan. No bond or other security shall be required of any such individual solely on account of any such individual’s power to direct the Employer to make the payments required hereunder.
8.06    Compensation and Insurance.
Members of the Committee shall serve without compensation for their services as such. Expenses incurred by members of the Committee in the performance of their duties as herein provided, and the compensation and expenses of persons retained or employed by the Committee for services rendered in connection with the Plan shall, upon approval by the Committee, be paid or reimbursed by the Corporation.
8.07    Removal and Resignation.
Any member of the Committee may resign and the Corporation may remove any member of the Committee in accordance with the procedures established by the BAC Charter. The Committee shall remain fully operative pending the filling of any vacancies, the remaining Committee members having full authority to administer the Plan.
8.08    Claims Procedures.
The right of any Participant or Beneficiary to receive a benefit hereunder and the amount of such benefit shall be determined in accordance with the procedures for determination of benefit claims established and maintained by the Committee in compliance with the requirements of Section 503 of ERISA; which separate procedures, entitled Procedures for Determination of Benefit Claims, are incorporated herein by this reference.

The Bank of New York Mellon Corporation
Defined Contribution IRC Section 401(a)(17) Plan
Execution

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed this 14th day of December, 2015.

ATTEST: By: /s/ Bennett E. Josselsohn Name: Bennett E. Josselsohn Title: Senior Managing Counsel	THE BANK OF NEW YORK MELLON CORPORATION By: /s/ Monique R. Herena Name: Monique R. Herena Title: Chief Human Resources Officer